EXHIBIT 99.10

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Shares, par value $0.000017727 per share, of Myovant Sciences Ltd. (this “Agreement”), is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: October 27, 2021
Sumitomo Chemical Co., Ltd.

	By:	/s/ Takeo Kitayama
	Name:	Takeo Kitayama
	Title:	Associate Officer, General Manager Corporate Planning Office

Sumitomo Dainippon Pharma Co., Ltd.

	By:	/s/ Tsutomu Nakagawa
	Name:	Tsutomu Nakagawa
	Title:	Senior Director Global Corporate Strategy

Sumitovant Biopharma Ltd.

	By:	/s/ Marianne L. Romeo
	Name:	Marianne L. Romeo
	Title:	Head, Global Transactions & Risk Management